Exhibit 21.1

Subsidiaries of the Registrant

    Name of Subsidiary             Jurisdiction of Incorporation
Brushy Resources, Inc.    Delaware
Lilis Operating Company, LLC    Texas
ImPetro Resources, LLC    Delaware
ImPetro Operating, LLC    Delaware
Hurricane Resources, LLC    Texas